Exhibit 99.1

BRASSEUX AND RUTHERFORD ELECTED DIRECTORS OF ENTERPRISE’S GENERAL PARTNER

Houston, Texas (January 3, 2019) — Enterprise Products Partners L.P. (“Enterprise” NYSE:EPD) today announced that Murray E. Brasseux and John R. Rutherford have been elected members of the board of directors of its general partner, Enterprise Products Holdings LLC, effective today. Each of Mr. Brasseux and Mr. Rutherford has also been appointed to serve on the board’s Audit and Conflicts Committee.

Mr. Brasseux is a member of the board of directors of Adams Resources & Energy, Inc., a publicly-traded company primarily engaged in the business of crude oil marketing and tank truck transportation of liquid and dry bulk chemicals. Mr. Brasseux retired from Compass Bank in December 2014 after 20 years of service, having most recently served as Managing Director of Oil & Gas Finance. Mr. Brasseux also served as a consultant to Compass Bank from January 2015 to June 2015 and as a consultant to Loughlin Management Partners (a restructuring and advisory firm) from June 2015 to December 2017. Mr. Brasseux also serves on the board of the Rare Book School (an affiliate of the University of Virginia).

Mr. Rutherford is a Senior Managing Director of NRI Energy Partners LLC, a firm that evaluates and invests in private and public energy companies and provides financial and strategic consulting services to energy companies and investment firms. Mr. Rutherford previously served as Executive Vice President (Strategic Planning, M&A and Business Development) of the general partner of Plains All American Pipeline, L.P. (“Plains”) and as a member of Plains’ executive committee from October 2010 through July 2015. Mr. Rutherford also served as a financial consultant to Plains from July 2015 through September 2018. His career includes over 20 years of investment banking experience as a mergers and acquisitions and strategic advisor to public and private energy companies, investment firms, management teams and boards of directors. Prior to joining Plains, Mr. Rutherford served as Managing Director of the North American Energy Practice of Lazard Freres & Company from 2007 until 2010. Prior to joining Freres, he was a partner at Simmons & Company for over ten years. Mr. Rutherford currently serves as the Executive Director of the Coalition for a Fair and Open Port, an ad hoc voluntary unincorporated nonprofit association of energy industry entities whose business operations depend on open and fair access to the Houston Ship Channel.

“We are pleased to add Murray and John to our board,” said A. J. “Jim” Teague, chief executive officer of Enterprise’s general partner. “Both are seasoned veterans of the finance and energy industries. Their experience and insights will be additive and complementary to our board.”

In addition to the new board members, Dr. Ralph S. Cunningham, one of three voting trustees associated with privately-held Enterprise Products Company, has been appointed to serve as an advisory director. Affiliates of Enterprise Products Company own Enterprise’s general partner and approximately 32 percent of its limited partner units.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635

2